Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS FULL YEAR AND FOURTH QUARTER

RESULTS FOR THE PERIOD ENDED SEPTEMBER 30, 2005

Revenue increases by 13% for the quarter and by 2% for the full year

•	Total revenue grew 13% year-over-year to $905 million for the fourth quarter 2005, driven by strong growth in Recorded Music.

•	Digital revenue represented 6% of total revenue in the fourth quarter 2005 and rose to $53 million, up 20% sequentially from the third quarter.

•	Operating income increased to $19 million for the quarter, as compared to $3 million in the fourth quarter of 2004. Excluding the previously announced Lava restructuring costs, certain other non-recurring items and FAS 123 expenses in 2005 as well as certain non-recurring costs in 2004 (see Non-Recurring Items below), adjusted operating income increased 85% to $61 million.

•	Operating income before depreciation and amortization (OIBDA) for the fourth quarter 2005 rose 24% year-over-year to $77 million. Excluding non-recurring items and FAS 123 expenses (see Non-Recurring Items below), adjusted OIBDA grew 29% to $119 million.

•	Net losses for the quarter amounted to ($0.21) per share as compared to net losses of ($1.27) per share in 2004. However, excluding non-recurring items and FAS 123 expenses (see Non-Recurring Items below), adjusted earnings were $0.08 per diluted share, a major improvement from last year’s adjusted net losses of ($1.01) per share.

NEW YORK, December 1, 2005—Warner Music Group Corp. (NYSE: WMG) today announced its full-year and fourth-quarter financial results for the period ended September 30, 2005.

“This report demonstrates that Warner Music Group is translating its vision and marketplace momentum into results,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “Our focus on the digital music business has yielded dramatic growth in digital revenue. Not only did annual digital revenue rise more than four-fold year-over-year to represent 6% of our fourth-quarter revenue, but we are also proud to report that for our 2005 fiscal year the absolute growth in digital revenue outpaced the absolute decline in physical revenue for our U.S. Recorded Music business.”

“As we complete our first fiscal year as a publicly traded company, we remain committed to delivering value to our artists, consumers and our shareholders as we lead the transformation of the music industry.”

Michael Fleisher, Warner Music Group’s Executive Vice President and CFO, added: “In addition to our solid revenue and OIDBA growth, we generated strong cash flow for the quarter and fiscal year. Net cash provided by operating activities for the year was $205 million. We also focus on unlevered after-tax cash flow as an important measure of our cash-generating ability. For the fiscal year we converted 84% of adjusted OIBDA into unlevered after-tax cash flow excluding non-recurring IPO-related items. Our ability to convert OIDBA into unlevered after-tax cash flow benefits from disciplined control of capital expenditures and our valuable amortization tax deduction of about $100 million annually, which together with our interest expense deduction completely offsets our taxable income in the U.S.”

Fourth Quarter Results

For the fourth quarter 2005, revenue climbed 13% to $905 million from $798 million in 2004, driven primarily by a strong fourth-quarter release schedule and continued growth in digital. On a constant-currency basis, quarterly revenue grew 12%. Domestic revenue grew 17% while international markets advanced 11% or 9% on a constant-currency basis.

Operating income for the quarter rose by $16 million to $19 million from $3 million in the prior year. Excluding non-recurring items and FAS 123 expenses (see Non-Recurring Items below), the company’s adjusted operating income improved by 85% to $61 million from $33 million in the comparable 2004 quarter.

OIBDA for the quarter rose 24% to $77 million from $62 million last year. Excluding non-recurring items and FAS 123 expenses (see Non-Recurring Items below), the company’s adjusted OIBDA improved 29% year-over-year to $119 million from $92 million, driving margin improvement of 1.6 percentage points to 13.1%.

Reported net losses were $30 million or ($0.21) per share for the quarter. Net losses in the fourth quarter of 2004 were $137 million or ($1.27) per share. Excluding non-recurring items and FAS 123 expenses (see Non-Recurring Items below), adjusted net income for the fourth quarter 2005 was $12 million or $0.08 per diluted share, compared to adjusted net losses of $109 million or ($1.01) per share for the comparable quarter in 2004.

The company also reported a cash balance of $288 million, total long-term debt of $2.2 billion and net debt (total long-term debt minus cash) of $1.9 billion, as of September 30, 2005. For the quarter, the company’s business segment performance was as follows:

Recorded Music

Revenue for the company’s Recorded Music business increased 17% to $775 million. Digital Recorded Music revenue of $47 million represented 6% of total Recorded Music revenue and grew 24% sequentially from the third quarter. Major sellers in the quarter were James Blunt, Faith Hill, Green Day, Eric Clapton, Sean Paul, Disturbed, Staind and Craig David.

Recorded Music operating income climbed to $27 million from $2 million last year. Excluding non-recurring items and FAS 123 expenses (see Non-Recurring Items below), adjusted operating income increased by $43 million to $63 million yielding a margin of 8.1%, up 5.1 percentage points from 3.0% in the comparable prior-year period.

Recorded Music OIBDA grew 60% to $67 million for the quarter compared to $42 million in last year’s comparable period. Excluding non-recurring items and FAS 123 expenses (see Non-Recurring Items below), quarterly Recorded Music adjusted OIBDA increased 72% to $103 million from $60 million in last year’s comparable quarter as cost-savings initiatives and higher-margin digital sales contributed to results. Recorded Music adjusted OIBDA margin rose 4.2 percentage points to 13.3% as compared to the same quarter last year.

Music Publishing

Music Publishing revenue decreased 2% to $137 million compared to last year’s comparable period. However, last year’s comparable quarter included $9 million of revenue from the Sheet Music business divested on May 31, 2005. Excluding this amount from last year’s fourth quarter Music Publishing revenue to compare revenue on a continuing operations basis, Music Publishing revenue rose by 5%. Digital revenue from Music Publishing of $6 million represented 4% of total Music Publishing revenue.

Synchronization and performance revenue increased while mechanical revenue was relatively flat with the prior year. Movie, video game and advertisement deals as well as continued increases in sales in newer formats, particularly of ringtones, drove higher synchronization revenue. Performance revenue increases reflect both improved chart activity and the timing of Music Publishing A&R investments. Mechanical revenue results are reflective of the state of the recorded music industry.

Music Publishing operating income was $27 million in the quarter compared to $31 million in the prior-year quarter. Music Publishing OIBDA was $42 million for the quarter, compared to $44 million in the prior-year quarter. Music Publishing OIBDA margin was 30.7%, relatively flat with the comparable prior-year period.

Full Year Results

For the full year 2005, Warner Music Group revenue increased 2% to $3.5 billion from $3.4 billion in the prior year. On a constant-currency basis, total revenue fell 1%. Total revenue was split 48% and 52% between domestic and international territories, respectively, on a constant-currency basis. Total digital revenue increased more than four-fold to $157 million and was split 73% domestic and 27% international, showing the more advanced state of the domestic digital industry.

Warner Music Group’s reported operating income of $84 million reflected solid growth by both Recorded Music and Music Publishing.

OIBDA for the year amounted to $322 million compared to $333 million last year. However, excluding non-recurring items and FAS 123 expenses (see Non-Recurring

Items below), adjusted OIBDA rose 31% to $491 million from $374 million last year, contributing to a 3.1 percentage point margin improvement to 14.0%, as results benefited from cost savings and higher margins on digital sales.

Reported net losses were $169 million or ($1.40) per share, compared to net losses of $1.4 billion reported last year. Excluding non-recurring items and FAS 123 expenses (see Non-Recurring Items below), adjusted net income was $32 million, or $0.25 per diluted share, compared to adjusted net losses of $295 million last year.

For the full fiscal year, the company’s business segment performance was as follows:

Recorded Music

Recorded Music revenue improved 2% to $2.9 billion, led by robust digital sales and a broad slate of successful releases. Digital Recorded Music revenue of $137 million represented 5% of total Recorded Music revenue. Domestic Recorded Music digital revenue amounted to $105 million or 7% of total domestic Recorded Music revenue. Major sellers for the year were Green Day, Linkin Park/Jay-Z, Michael Bublé, James Blunt, Simple Plan, Ray Charles, Rob Thomas and Faith Hill.

Recorded Music operating income was $215 million for the year and when adjusted for non-recurring items and FAS 123 expenses (see Non-Recurring Items below), more than doubled to $283 million compared to $110 million last year, yielding an adjusted operating margin of 9.7%, up 5.8 percentage points from 3.9% in the comparable prior-year period.

Recorded Music OIBDA improved 43% to $380 million for the year from $266 million last year. Excluding non-recurring items and FAS 123 expenses (see Non-Recurring Items below), adjusted OIBDA rose 54% to $448 million. Recorded Music adjusted OIBDA margin rose 5.1 percentage points to 15.3% resulting from cost management, prior-period restructuring efforts and higher margins on digital sales.

Music Publishing

Music Publishing revenue advanced by 1% to $607 million compared to last year’s comparable period. 2004 revenue included $49 million and 2005 revenue included $35 million from the Sheet Music business divested on May 31, 2005. Excluding these amounts from both periods, revenue advanced 4%.

Digital revenue from Music Publishing of $20 million represented 3% of total Music Publishing revenue. Increases in synchronization revenue were largely offset by declines in mechanical and performance revenue. Movie, video game and advertisement deals as well as DVDs drove higher synchronization revenue. Declines in mechanical and performance revenue reflect prior-year recorded music industry declines and the timing of Music Publishing A&R investments.

Music Publishing operating income increased 11% to $82 million for the year, yielding an operating margin of 13.5%, up 1.2 percentage points year-over-year. Music Publishing OIBDA was $141 million, down 2% from $144 million last year, leading to a margin decline of 0.7 percentage points to 23.2%.

Non-Recurring Items

In the fourth quarter of 2005, non-recurring items included a previously announced restructuring charge of $7 million for the integration of the Lava label into The Atlantic Records Group, which included severance and contract terminations related to the integration of operations, as well as other non-recurring charges of $24 million specifically related to the departure of one of the executives of Atlantic and the expensing of certain other amounts. Approximately $20 million of these charges were non-cash. In addition, Warner Music Group took a $4 million charge in the fourth quarter for the $5 million settlement of a government investigation into radio promotion practices by New York State Attorney General, Eliot Spitzer, which is detailed in the 10-K. The remaining $1 million of this settlement was accrued for in the third fiscal quarter.

For the year ended September 30, 2005, non-recurring, IPO-related items included the $73 million fee to terminate the management contract with the Investor Group, $6 million of management fees paid to the Investor Group under the management contract prior to the termination, certain cash payments to employees totaling $29 million related to the issuance of stock awards below fair market value and payment of an IPO cash bonus to employees, as well as $35 million resulting from the payment of redemption premiums and other charges in connection with the previously announced redemption of debt issued by the subsidiary, WMG Holdings Corp. All of these charges were previously reported in the third quarter 2005 results.

The non-recurring items had a related tax benefit of $3 million for the 2005 fiscal year and had no effect during the quarter.

Non-recurring items in 2004 included a $1.0 billion impairment of goodwill and intangibles charge primarily reflecting the declines in the valuation of music-related assets. This charge was taken by Time Warner in preparation for the sale of its music division to the Investor Group. In addition, Warner Music Group incurred $34 million in restructuring charges, which included $20 million associated with the implementation of a cost-savings incentive compensation plan designed to reduce operating costs, $6 million from headcount reductions and $8 million from prior company restructuring charges for reductions in headcount and termination of leases. Finally, 2004 non-recurring items included $6 million in management fees paid to the Investor Group and a $6 million loss on repayment of debt.

The non-recurring items had a related tax benefit of $2 million for both our 2004 fiscal year and the fourth quarter of 2004.

See also Supplemental Disclosures Regarding Non-GAAP Financial Information, Adjusted Results in Figures 4, 5, and 6 below.

FAS 123 Expenses

FAS 123 expenses for the year 2005 amounted to $25 million and to $7 million for the quarter ending September 30, 2005. FAS 123 expenses for both the year 2004 and the quarter ended September 30, 2004 amounted to $1 million.

Financial details for the full fiscal year can be found in the company’s current Form 10-K, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations.

Figure 1. Warner Music Group Corp. — Consolidated Statement of Operations, Three Months and Twelve Months Ended 9/30/05 versus 9/30/04

(dollars in millions except per share amounts)

	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2004	Twelve Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2004(a)
	(unaudited)	(unaudited)	(audited)	(unaudited)
Revenues:	$905	$798	$3,502	$3,437
Costs and Expenses:
Cost of revenues	(473)	(421)	(1,850)	(1,850)
Selling, general and administrative expenses	(359)	(304)	(1,301)	(1,287)
Amortization of intangible assets	(47)	(44)	(187)	(201)
Loss on termination of management agreement	—	—	(73)	—
Impairment of goodwill and other intangible assets	—	—	—	(1,019)
Restructuring costs	(7)	(26)	(7)	(34)

Total Costs and Expenses	$(886)	$(795)	$(3,418)	$(4,391)

Operating Income	$19	$3	$84	$(954)
Interest expense, net	(42)	(35)	(182)	(82)
Net investment-related gains (losses)	—	—	1	(9)
Loss on repayment of debt	—	—	(35)	(6)
Equity in losses of equity-method investees	—	(2)	(1)	(13)
Deal-related transaction costs	—	—	—	(63)
Unrealized (loss) gain on warrants	—	(73)	17	(120)
Minority interest expense	—	(5)	(5)	(14)
Other income (expense), net	2	(4)	7	(11)

Loss before income taxes	$(21)	$(116)	$(114)	$(1,272)
Income tax expense	(9)	(21)	(55)	(150)

Net Loss	$(30)	$(137)	$(169)	$(1,422)

Earnings Per Share:
Basic and Diluted	$(0.21)	$(1.27)	$(1.40)

Weighted Averages Shares Outstanding:
Basic	141,208,577	107,544,923	120,910,235
Diluted	150,492,386	113,670,396	129,355,871

(a) - The twelve-month period ended September 30, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and the seven months ended September 30, 2004 of the successor company.

Figure 2. Warner Music Group Corp. — Statement of Operations by Segment, Three Months and Twelve Months Ended 9/30/05 versus 9/30/04

(dollars in millions)

	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2004	Twelve Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2004(a)
	(unaudited)	(unaudited)	(audited)	(unaudited)
Recorded Music:
Revenue	$775	$662	$2,924	$2,859
OIBDA	$67	$42	$380	$266
Depreciation and amortization	(40)	(40)	(165)	(181)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)

Operating Income	$27	$2	$215	$(934)

Music Publishing:
Revenue	$137	$140	$607	$601
OIBDA	$42	$44	$141	$144
Depreciation and amortization	(15)	(13)	(59)	(70)

Operating Income	$27	$31	$82	$74

Total:
Revenue	$905	$798	$3,502	$3,437
OIBDA	$77	$62	$322	$333
Depreciation and amortization	(58)	(59)	(238)	(268)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)

Operating Income	$19	$3	$84	$(954)

(a) - The twelve-month period ended September 30, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and the seven months ended September 30, 2004 of the successor company.

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and other intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the adjusted results help improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S.

Figure 3. Warner Music Group Corp. — Reconciliation of OIBDA to Net Loss, Three Months and Twelve Months Ended 9/30/05 versus 9/30/04

(dollars in millions)

	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2004	Twelve Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2004(a)
	(unaudited)	(unaudited)	(audited)	(unaudited)
OIBDA	$77	$62	$322	$333
Depreciation expense	(11)	(15)	(51)	(67)
Amortization expense	(47)	(44)	(187)	(201)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)

Operating income (loss)	$19	$3	$84	$(954)
Interest expense	(42)	(35)	(182)	(82)
Net investment-related gains (losses)	—	—	1	(9)
Equity in losses of equity-method investees	—	(2)	(1)	(13)
Deal-related transaction costs	—	—	—	(63)
Loss on repayment of Holdings Notes	—	—	(35)	—
Loss on repayment of bridge loan	—	—	—	(6)
Unrealized (loss) gain on warrants	—	(73)	17	(120)
Minority interest expense	—	(5)	(5)	(14)
Other income (expense), net	2	(4)	7	(11)

Loss before income taxes	$(21)	$(116)	$(114)	$(1,272)
Income tax expense	(9)	(21)	(55)	(150)

Net Loss	$(30)	$(137)	$(169)	$(1,422)

(a) - The twelve-month period ended September 30, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and the seven months ended September 30, 2004 of the successor company.

Adjusted Results

As previously disclosed, the current year contained a number of non-recurring charges that occurred concurrently with or in connection with our initial public offering. Such charges relate to specific IPO-related one-time events and do not reflect on-going operations of the business. In addition, the fourth quarter contained non-recurring charges in connection with our integration of the Lava label into the Atlantic Records Group and our settlement of the Spitzer investigation. The prior year also contained non-recurring items. Therefore, the company is also presenting results excluding these items and FAS 123 expenses. We consider these adjusted results to be an important indicator of the operational strengths and performance of our businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of these adjusted amounts as performance measures is that they do not reflect the charges noted and, therefore, do not necessarily represent funds available for discretionary use, and are not necessarily measures of the company’s ability to fund its cash needs. Accordingly, these adjusted amounts should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), EPS and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S.

Figure 4. Warner Music Group Corp. — Reconciliation of GAAP Operating Income to Non-GAAP Adjusted OIBDA, Three Months and Twelve Months Ended 9/30/05 versus 9/30/04

(dollars in millions)

	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2004	Twelve Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2004(a)
	(unaudited)	(unaudited)	(audited)	(unaudited)
Total WMG Operating Income (Loss) - GAAP	$19	$3	$84	$(954)
Depreciation and amortization	58	59	238	268
Impairment of goodwill and intangible assets	—	—	—	1,019

Total WMG OIBDA	$77	$62	$322	$333
Non-recurring severance and other	24	—	24	—
Legal settlement	4	—	5	—
Restructuring costs	7	26	7	34
Loss on termination of management agreement	—	—	73	—
IPO-related cash bonus	—	—	10	—
Bonus related to stock awards	—	—	19	—
Management fees	—	3	6	6

Total WMG OIBDA Excluding Non-Recurring Charges	$112	$91	$466	$373
FAS 123 expense	7	1	25	1

Total WMG Adjusted OIBDA	$119	$92	$491	$374

Recorded Music Operating Income (Loss) - GAAP	$27	$2	$215	$(934)
Depreciation and amortization	40	40	165	181
Impairment of goodwill and intangible assets	—	—	—	1,019

Recorded Music OIBDA	$67	$42	$380	$266
Non-recurring severance and other	24	—	24	—
Restructuring costs	7	17	7	24
IPO-related cash bonus	—	—	8	—
Bonus related to stock awards	—	—	12	—

Recorded Music OIBDA Excluding Non-Recurring Charges	$98	$59	$431	$290
FAS 123 expense	5	1	17	1

Recorded Music Adjusted OIBDA	$103	$60	$448	$291

Music Publishing Operating Income (Loss) - GAAP	$27	$31	$82	$74
Depreciation and amortization	15	13	59	70

Music Publishing OIBDA	$42	$44	$141	$144
Restructuring costs	—	1	—	1
IPO-related cash bonus	—	—	1	—

Music Publishing OIBDA Excluding Non-Recurring Charges	$42	$45	$142	$145
FAS 123 expense	1	—	3	—

Music Publishing Adjusted OIBDA	$43	$45	$145	$145

(a) - The twelve-month period ended September 30, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and the seven months ended September 30, 2004 of the successor company.

Figure 5. Warner Music Group Corp. — Reconciliation of GAAP Operating Income to Non-GAAP Operating Income, Three Months and Twelve Months Ended 9/30/05 versus 9/30/04

(dollars in millions)

	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2004	Twelve Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2004(a)
	(unaudited)	(unaudited)	(audited)	(unaudited)
Total WMG Operating Income (Loss) - GAAP	$19	$3	$84	$(954)
Non-recurring severance and other	24	—	24	—
Legal settlement	4	—	5	—
Restructuring costs	7	26	7	34
Loss on termination of management agreement	—	—	73	—
IPO-related cash bonus	—	—	10	—
Impairment of goodwill and intangible assets				1,019
Bonus related to stock awards	—	—	19	—
Management fees	—	3	6	6

Total WMG Operating Income Excluding Non-Recurring Charges	$54	$32	$228	$105
FAS 123 expense	7	1	25	1

Total WMG Adjusted Operating Income	$61	$33	$253	$106

Recorded Music Operating Income (Loss) - GAAP	$27	$2	$215	$(934)
Non-recurring severance and other	24	—	24	—
Restructuring Costs	7	17	7	24
Impairment of goodwill and intangible assets				1,019
IPO-related cash bonus	—	—	8	—
Bonus related to stock awards	—	—	12	—

Recorded Music Operating Income Excluding Non-Recurring Charges	$58	$19	$266	$109
FAS 123 expense	5	1	17	1

Recorded Music Adjusted Operating Income	$63	$20	$283	$110

Music Publishing Operating Income - GAAP	$27	$31	$82	$74
Restructuring Costs	—	1	—	1
IPO-related cash bonus	—	—	1	—

Music Publishing Operating Income Excluding Non-Recurring Charges	$27	$32	$83	$75
FAS 123 expense	1	—	3	—

Music Publishing Adjusted Operating Income	$28	$32	$86	$75

(a) -	The twelve-month period ended September 30, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and the seven months ended September 30, 2004 of the successor company.

Figure 6. Warner Music Group Corp. — Reconciliation of GAAP to Non-GAAP Adjusted Net Income and Adjusted Earnings Per Share, Three Months and Twelve Months Ended 9/30/05 versus 9/30/04

(dollars in millions except per share amounts)

	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2004	Twelve Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2004(a)
	(unaudited)	(unaudited)	(audited)	(unaudited)
Net Income:
Net loss - GAAP	$(30)	$(137)	$(169)	$(1,422)
Impairment of goodwill and intangible assets	—	—	—	1,019
Restructuring costs	7	26	7	34
Loss on termination of management fee	—	—	73	—
Loss on repayment of debt	—	—	35	6
IPO-related cash bonus	—	—	10	—
Bonus related to stock awards	—	—	19	—
Management fees	—	3	6	6
Non-recurring severance and other	24	—	24	—
Deal-related and other transaction costs	—	—	—	63
Legal Settlement	4	—	5	—
Tax effect on non-recurring items	—	(2)	(3)	(2)

Net income (loss) - Excluding Non-Recurring Charges	$5	$(110)	$7	$(296)
FAS 123 expense	7	1	25	1

Net income (loss) - Adjusted	$12	$(109)	$32	$(295)

Earnings Per Share:
EPS - GAAP	$(0.21)	$(1.27)	$(1.40)
Impairment of goodwill and intangible assets	—	—	—
Restructuring costs	0.05	0.24	0.06
Loss on termination of management fee	—	—	0.60
Loss on repayment of debt	—	—	0.29
IPO-related cash bonus	—	—	0.08
Bonus related to stock awards	—	—	0.16
Management fees	—	0.03	0.05
Non-recurring severance and other	0.17		0.20
Legal Settlement	0.03		0.04
Tax effect on non-recurring items	—	(0.02)	(0.02)

EPS- Excluding Non-Recurring Charges	$0.04	$(1.02)	$0.06
FAS 123 expense	0.05	0.01	0.21

EPS - Adjusted (b) (c)	$0.08	$(1.01)	$0.26

(a) - The twelve-month period ended September 30, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and the seven months ended September 30, 2004 of the successor company.

(b) - Totals may not add due to rounding.

(c) - Adjusted earnings per share on a fully diluted basis for the three months ended September 30, 2005, the three months ended September 30, 2004, and the twelve months ended September 30, 2005 were $0.08, ($1.01) and $0.25, respectively.

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As free cash flow deducts capital expenditures and cash paid or received for investments from cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, cash flow provided by operating activities.

Free cash flow includes cash paid for interest and certain non-recurring payments related to our IPO. We also review our cash flow adjusted for these items, a measure we call unlevered after-tax cash flow excluding certain non-recurring IPO related items. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow excluding certain non-recurring IPO related items to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges noted and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with accounting principles generally accepted in the U.S.

Figure 7. Warner Music Group Corp. — Calculation of Non-GAAP Free Cash Flow, Three Months and Twelve Months Ended 9/30/05 versus 9/30/04

(dollars in millions)

	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2004	Twelve Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2004(a)
	(unaudited)	(unaudited)	(audited)	(unaudited)
Net cash flow provided by operating activities	$33	$49	$205	$438
Less: Capital expenditures	10	10	30	39
Less: Cash paid (received) for investments	(10)	5	24	(31)

Free cash flow (b)	$33	$34	$151	$430

(a) - The twelve-month period ended September 30, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and the seven months ended September 30, 2004 of the successor company.

(b) - Free cash flow includes cash paid for interest and certain non-recurring cash payments as follows (in millions):

	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2004	Twelve Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2004
Free cash flow	$33	$34	$151	$430
Plus: Cash paid for interest	22	39	151	63
Plus: Cash paid to terminate management agreement	—	—	73	—
Plus: IPO-related cash bonus	—	—	10	—
Plus: Cash bonus related to stock awards	—	—	19	—
Plus: Cash paid for management fees	—	3	6	6

Unlevered after-tax cash flow excluding non-recurring IPO-related items	$55	$76	$410	$499

Figure 8. Warner Music Group Corp. — Consolidated Balance Sheets as of 9/30/05 and 9/30/04

(dollars in millions)

	Sept 30, 2005	Sept 30, 2004
	(audited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$288	$555
Accounts receivable, less allowances of $218 and $222	637	571
Inventories	52	65
Royalty advances (to be recouped w/in 1 year)	190	223
Deferred tax assets	36	38
Other current assets	39	86

Total Current Assets	$1,242	$1,538
Royalty advances (to be recouped after 1 year)	190	223
Investments (a)	21	8
Property, plant & equipment, net	157	189
Goodwill	869	978
Intangible assets subject to amortization, net	1,815	1,937
Intangible assets not subject to amortization	100	100
Other assets	104	117

Total Assets	$4,498	$5,090

Liabilities & Shareholders’ Equity:
Current Liabilities
Accounts payable	$247	$226
Accrued royalties	1,057	1,003
Taxes & other withholdings	23	10
Current portion of long-term debt	17	12
Note payable to shareholders	—	342
Other current liabilities	404	587

Total current liabilities	$1,748	$2,180

Long-term debt	2,229	1,828
Dividends payable	5	—
Deferred tax liabilities, net	201	265
Other noncurrent liabilities	226	333
Minority interest in preferred stock of subsidiary	—	204

Total Liabilities	$4,409	$4,810

Common stock	—	—
Additional paid-in capital	548	512
Retained earnings (deficit)	(480)	(238)
Accumulated other comprehensive income (loss)	21	6

Total Shareholders’ Equity	$89	$280

Total Liabilities & Shareholders’ Equity	$4,498	$5,090

Figure 9. Warner Music Group Corp. — Summarized Statement of Cash Flows, Three Months and Twelve Months Ended 9/30/05 versus 9/30/04

(dollars in millions)

	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2004	Twelve Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2004(a)
	(unaudited)	(unaudited)	(audited)	(unaudited)
Net cash provided by operating activities	$33	$49	$205	$438
Net cash provided by (used in) investing activities	—	(15)	(54)	(2,646)
Net cash provided by (used in) financing activities	(9)	(8)	(416)	2,679
Effect of foreign currency exchange rates on cash	(1)	1	(2)	3

Net increase (decrease) in cash	$23	$27	$(267)	$474

(a) - The twelve-month period ended September 30, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and the seven months ended September 30, 2004 of the successor company.